Exhibit 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 21, 2016

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033

Israel

Teva Pharmaceutical Finance Netherlands III B.V.

Piet Heinkade 107

1019 GM

Amsterdam, Netherlands

Ladies and Gentlemen:

We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”) and Teva Pharmaceutical Finance Netherlands III B.V., a private limited liability company organized under the laws of the Netherlands and a wholly owned subsidiary of the Guarantor (the “Issuer”), in connection with:

(1)	the issuance and sale by the Issuer of $1,500,000,000 in aggregate principal amount of its 1.400% Senior Notes due 2018, $2,000,000,000 in aggregate principal amount of its 1.700% Senior Notes due 2019, $3,000,000,000 in aggregate principal amount of its 2.200% Senior Notes due 2021, $3,000,000,000 in aggregate principal amount of its 2.800% Senior Notes due 2023, $3,500,000,000 in aggregate principal amount of its 3.150% Senior Notes due 2026 and $2,000,000,000 in aggregate principal amount of its 4.100% Senior Notes due 2046 (collectively, the “Notes”); and

(3)	the Guarantor’s unconditional guarantees of the Notes (the “Guarantees”).

The Notes are to be issued pursuant to a Senior Indenture, dated as of July 21, 2016, as supplemented by a First Supplemental Senior Indenture, dated as of July 21, 2016, by and among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”).

For purposes of the opinions hereinafter expressed, we have examined copies of (i) the Registration Statement on Form F-3 (File No. 333-201984) originally filed by the Guarantor, the Issuer and certain other registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 9, 2015, as amended by Post-Effective Amendment No. 1 thereto (as amended, the

NEW YORK      WASHINGTON      PARIS      LONDON      MILAN       ROME      FRANKFURT      BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Netherlands III B.V.

July 21, 2016

“Registration Statement”), (ii) the prospectus of the Guarantor, the Issuer and certain other registrants dated July 13, 2016, as supplemented by a prospectus supplement, dated July 18, 2016, relating to the Notes, as filed in final form with the Commission on July 19, 2016, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), (iii) the Indenture, and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Issuer and the Guarantor and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the same nature as the Notes.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Indenture (assuming due authorization by the Issuer, the Trustee and the Guarantor), when duly executed and delivered by the Issuer, the Trustee and the Guarantor, will constitute a legally valid and binding agreement of the Issuer and the Guarantor enforceable against the Issuer and the Guarantor in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The Notes (assuming due authorization thereof by the Issuer and the due authorization of the Guarantees thereof by the Guarantor and their authentication by the Trustee), when they have been duly executed, issued and delivered, will constitute legally valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief,

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Netherlands III B.V.

July 21, 2016

including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(iii) The Guarantees, assuming due authorization, execution and delivery by the Guarantor, will constitute the legally valid and binding obligations of the Guarantor, entitled to the benefit of the Indenture and enforceable against the Guarantor in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Report of Foreign Private Issuer on Form 6-K filed by the Guarantor, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof.

                    Very truly yours,

                    /s/ Willkie Farr & Gallagher LLP